Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES RULE 10b5-1 STOCK TRADING PLANS

Anaheim, CA, May 24, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that two of its executive officers have established trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s insider trading policy.

The executive officers who adopted the trading plans are Craig Riedel, who joined the company in 1992 and currently serves as the chief financial officer of M-Flex, and Charles Tapscott, who joined M-Flex in 1994 and currently serves as executive vice president and chief technology officer for the company. Each of Messrs. Riedel and Tapscott entered into his respective trading plan while he was not in possession of any material, nonpublic information about the company.

Mr. Riedel, who is 51 years-old and expects to continue with the company in the years ahead, entered into a plan which allows for transactions to take place between June 4, 2007, and December 28, 2007. During this period, he will exercise options covering up to 60,000 shares and sell the resulting shares, during certain specified time periods during plan, providing certain price targets are met. In addition to the options subject to his trading plan, Mr. Riedel holds options covering 118,900 shares, RSUs covering 9,500 shares and owns 2,545 shares of M-Flex stock.

Under Mr. Tapscott’s plan, Mr. Tapscott, who is 64 years-old and approaching retirement, will exercise options covering up to 36,000 shares and sell the resulting shares, beginning on June 5, 2007, and continuing through July 31, 2008, providing Mr. Tapscott’s price target is achieved. In addition to the options subject to his trading plan, Mr. Tapscott owns 15,400 shares and holds RSUs covering 1,200 shares of the company’s common stock.

Rule 10b5-1(c) allows individuals to adopt written plans when they are not in possession of any material, nonpublic information to sell shares under pre-arranged terms. The rule allows individuals adopting such plans to sell shares over a specified period of time, even if subsequent material and nonpublic information becomes available to them. Using these plans, officers and directors can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any significant market impact and can avoid concerns about whether they had material, nonpublic information when they traded in the company’s stock. Sales of stock by Messrs. Riedel and Tapscott under their trading plans will be disclosed publicly through Form 144 and Form 4 filings with the U.S. Securities and Exchange Commission.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the second quarter of fiscal 2007. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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